Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	January 14, 2014
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS YEAR OVER YEAR QUARTERLY INCREASES IN REVENUES AND NET INCOME, BUT SEQUENTIAL QUARTERLY DECLINES. THE COMPANY INCREASES THE QUARTERLY DIVIDEND.

Milpitas, California, January 14, 2014, Linear Technology Corporation (NASDAQ:LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the fiscal quarter ended December 29, 2013. Quarterly revenues of $334.6 million for the second quarter of fiscal year 2014 decreased $5.8 million or 1.7% from the previous quarter's revenue of $340.4 million and increased $29.3 million or 9.6% over $305.3 million reported in the second quarter of fiscal year 2013. Net income of $104.8 million decreased $3.1 million or 2.9% from the first quarter of fiscal year 2014 and increased $15.9 million or 17.9% over the second quarter of fiscal year 2013. Diluted earnings per share of $0.44 per share in the second quarter of fiscal year 2014 decreased $0.01 per share or 2.2% from the first quarter of fiscal year 2014 and increased $0.06 per share or 15.8% over the second quarter of fiscal year 2013.

During the second quarter the Company's cash, cash equivalents and marketable securities increased by $128.1 million over the first quarter of fiscal year 2014 to $1,718 million net of spending $6.5 million to purchase 163,000 shares of its common stock in the open market. The Company's Board of Directors approved an increase in the Company's quarterly dividend from $0.26 per share to $0.27 per share. This marked the 22nd consecutive year the Company has increased its dividend. A cash dividend of $0.27 per share will be paid on February 26, 2014 to stockholders of record on February 14, 2014.

According to Lothar Maier, CEO, “As we noted last quarter, our December quarter is generally a slower quarter for us as the automotive and industrial markets tend to be weaker. Though automotive continued to grow modestly, the industrial market was down for us and we ended the quarter with total revenues down sequentially 1.7%, in line with the midpoint of our guidance as the quarter generally went as expected. We are encouraged that this decline was modest compared to recent years and that we grew revenues year-over-year by 9.6% over the second quarter of fiscal 2013. In addition, we were able to hold gross margin flat at 75.3% and we managed expenses accordingly to minimize the impact on earnings, which were down 2.9% or one cent per share. Looking ahead, our book-to-bill ratio was slightly positive in the December quarter and we typically see improved bookings momentum in the automotive and industrial markets in the March quarter. Accordingly, we are currently forecasting revenues to grow sequentially by 3% to 6% in our fiscal third quarter.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the year ended June 30, 2013.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, January 15, 2014 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call 719-325-4764, or toll free 800-967-7144 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from January 15, 2014 through January 22, 2014. You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #1599786. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of January 22, 2014 until the second quarter earnings release next year.

Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for three decades. The Company's products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, µModule subsystems, and wireless sensor network products. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
U.S. GAAP (unaudited)

	Three Months Ended			Six Months Ended
	December 29, 2013	September 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Revenues	$334,595	$340,357	$305,281	$674,952	$640,429
Cost of sales (1)	82,521	84,001	78,185	166,522	161,943
Gross profit	252,074	256,356	227,096	508,430	478,486
Expenses:
Research & development (1)	62,008	61,512	57,304	123,520	116,107
Selling, general & administrative (1)	38,852	38,678	37,090	77,530	74,594
	100,860	100,190	94,394	201,050	190,701
Operating income	151,214	156,166	132,702	307,380	287,785
Interest expense	(6,813)	(6,813)	(6,835)	(13,626)	(13,690)
Amortization of debt discount(2)	(5,524)	(5,446)	(5,219)	(10,970)	(10,365)
Interest and other income	791	882	1,043	1,673	2,046
Income before income taxes	139,668	144,789	121,691	284,457	265,776
Provision for income taxes	34,917	36,921	32,857	71,838	71,760
Net income	$104,751	$107,868	$88,834	$212,619	$194,016

Earnings per share:
Basic	$0.44	$0.45	$0.38	$0.89	$0.82
Diluted	$0.44	$0.45	$0.38	$0.89	$0.82

Shares used in determining earnings per share:
Basic	239,206	238,146	235,852	238,857	235,613
Diluted	240,670	239,328	236,850	240,000	236,636

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$2,106	$1,964	$1,984	$4,070	$3,954
Research & development	9,816	9,162	9,255	18,978	18,451
Selling, general & administrative	5,069	4,730	4,778	9,799	9,523
(2) Amortization of debt discount (non-
cash interest expense)	5,524	5,446	5,219	10,970	10,365

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
U.S. GAAP (unaudited)

	December 29, 2013	June 30, 2013
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$1,717,590	$1,524,741
Accounts receivable, net of allowance for doubtful
accounts of $1,870 ($1,891 at June 30, 2013)	138,526	145,274
Inventories	87,795	87,229
Deferred tax assets and other current assets	40,866	36,646
Total current assets	1,984,777	1,793,890

Property, plant & equipment, net	271,836	288,466
Other noncurrent assets	14,885	15,985
Total assets	$2,271,498	$2,098,341

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$13,533	$10,258
Accrued income taxes, payroll & other accrued liabilities	99,043	109,426
Deferred income on shipments to distributors	42,452	44,088
Convertible senior notes	837,599	826,629
Deferred tax liabilities- current portion	37,237	35,479
Total current liabilities	1,029,864	1,025,880

Deferred tax and other noncurrent liabilities	103,576	90,553

Stockholders’ equity:
Common stock	1,825,839	1,736,729
Accumulated deficit	(687,789)	(754,555)
Accumulated other comprehensive income	8	(266)
Total stockholders’ equity	1,138,058	981,908
	$2,271,498	$2,098,341

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF U.S. GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	December 29, 2013	September 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Reported net income
(GAAP basis)	$104,751	$107,868	$88,834	$212,619	$194,016

Stock-based compensation	16,991	15,856	16,017	32,847	31,928
Amortization of debt
discount(1)	5,524	5,446	5,219	10,970	10,365
Income tax effect of non-GAAP adjustments	(5,629)	(5,432)	(5,734)	(11,066)	(11,419)

Non-GAAP net income	$121,637	$123,738	$104,336	$245,370	$224,890

Non-GAAP earnings per share
Basic	$0.51	$0.52	$0.44	$1.03	$0.95
Diluted	$0.51	$0.52	$0.44	$1.02	$0.95

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation and the amortization of the Company’s debt discount which is a non-cash interest expense. The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation, non-cash interest expenses and the related tax effects primarily because they are significant special expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.